NEWS RELEASE

For additional information, contact:
Douglas A. Neis
(414) 905-1100

FOR IMMEDIATE RELEASE

THE MARCUS CORPORATION REPORTS FIRST QUARTER RESULTS
Earnings from continuing operations increase 10.1%

Milwaukee, Wis., September 19, 2005….. The Marcus Corporation (NYSE: MCS) today reported results for the first quarter ended August 25, 2005.

Total revenues for the first quarter of fiscal 2006 were $88,202,000, a 1.0% increase from revenues of $87,339,000 for the first quarter of fiscal 2005. Earnings from continuing operations increased 10.1% to $12,316,000 or $0.40 per diluted share for the first quarter of fiscal 2006, from earnings from continuing operations of $11,186,000 or $0.37 per diluted share for the comparable prior period. Net earnings were $15,489,000 or $0.50 per diluted share for the first quarter of fiscal 2006, compared to net earnings of $18,145,000 or $0.60 per diluted share for the first quarter of the prior year. The net earnings include net after-tax income from discontinued operations of $3,173,000 or $0.10 per diluted share in the first quarter of fiscal 2006 and $6,959,000 or $0.23 per diluted share in the first quarter of fiscal 2005. The company’s former limited-service lodging division and Miramonte Resort have been classified as discontinued operations in accordance with current accounting pronouncements and prior year results have been restated to conform to the current presentation.

“Marcus Hotels and Resorts continued to build momentum, with a 4.8% increase in revenue per available room (RevPAR) for the quarter for comparable properties. However, the results for Marcus Theatres were impacted by a disappointing summer at the box office,” said Stephen H. Marcus, chairman and chief executive officer of The Marcus Corporation.

Marcus said the increase in earnings from continuing operations was due to increased investment income and a reduced income tax rate resulting from the company’s significant cash balances, along with several significant gains from the sale of property and equipment in the first quarter of fiscal 2006. The cash balances, which were generated by proceeds from the sale of the company’s limited-service lodging division and Miramonte Resort in fiscal 2005, are currently invested in tax-free instruments. In addition, net earnings for the first quarter of fiscal 2006 included additional gains on sale of discontinued operations resulting from the receipt of proceeds previously held in escrow pending completion of certain transfer requirements on two of the company’s former Baymont Inns & Suites.

Marcus Theatres reported decreased revenues and operating income for the first quarter of fiscal 2006 compared to the prior year, consistent with the movie theatre industry as a whole. “The movies drive attendance and overall, the quality and depth of the summer movie slate was lacking. As an example, none of the five highest grossing movies for Marcus Theatres – War of the Worlds, Star Wars: Episode III — Revenge of the Sith, Batman Begins, Madagascar and Charlie & The Chocolate Factory – did as well as last summer’s top three.”

“Box office revenues have improved during the last two weeks compared to the prior year and we are hopeful that attendance will continue to pick up for the fall movie season, with possible hits including Flightplan, Wallace & Gromit: The Curse of the Were-Rabbit, The Legend of Zorro and Chicken Little, to name a few. The holiday season is expected to start well with Harry Potter and the Goblet of Fire in mid-November, with other potentially popular holiday pictures including The Chronicles of Narnia: The Lion, The Witch and The Wardrobe, King Kong, Big Momma’s House 2, The Producers and Fun with Dick and Jane,” said Marcus.

Marcus Hotels and Resorts reported increased revenues for the first quarter, with slightly decreased operating income compared to the prior year. “Our revenues benefited from the RevPAR increase, as well as the two new company-owned hotels we added in early June. We are pleased with the guest response to our first summer for the Four Points by Sheraton Chicago Downtown/Magnificent Mile and Wyndham Milwaukee Center and look forward to continued growth from these two properties,” Marcus said. Marcus noted that operating income for the division was impacted by reduced earnings for the company’s timeshare development and start-up and preopening costs for the Four Points by Sheraton in Chicago.

“We believe both of our divisions are positioned for the long-term. Marcus Theatres continues to lead its markets and is working to further improve the moviegoing experience for its guests. What the division really needs is quality movies with broad appeal, which we hope are on the horizon. Marcus Hotels and Resorts has a number of exciting projects underway which provide future growth opportunities for the division. We continue to evaluate potential uses of the proceeds from the sale of the limited-service lodging division, including returns of capital to shareholders. We anticipate that we will provide additional direction on potential applications of at least a portion of these proceeds in the next few months,” Marcus said.

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Marcus Corporation management will host a conference call today, September 19, 2005, at 3:00 p.m. Central/4:00 p.m. Eastern time to discuss the first quarter results. Interested parties can listen to the call live on the Internet through the investor relations section of the company’s Web site: www.marcuscorp.com, or by dialing 1-913-981-4900. Listeners should dial in to the call at least 5 — 10 minutes prior to the start of the call or should go to the Web site at least 15 minutes prior to the call to download and install any necessary audio software. The call will be available for telephone replay through Thursday, September 26, 2005 by dialing 1-888-203-1112 and entering the passcode 4010723. The Webcast of the conference call will be archived on the company’s Web site until the next earnings release.

Headquartered in Milwaukee, Wis., The Marcus Corporation is a leader in the lodging and entertainment industries. The Marcus Corporation’s movie theatre division, Marcus Theatres, owns or manages 504 screens at 45 locations in Wisconsin, Illinois, Minnesota and Ohio, and one family entertainment center in Wisconsin. The company’s lodging division, Marcus Hotels and Resorts, owns or manages 12 hotels and resorts in Wisconsin, California, Minnesota, Missouri, Texas and Illinois and one vacation club in Wisconsin. For more information, visit the company’s Web site at www.marcuscorp.com.

Certain matters discussed in this Press Release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements will include words such as we “believe,” “anticipate,” “expect” or words of similar import. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause results to differ materially from those expected, including, but not limited to, the following: (1) the availability, in terms of both quantity and audience appeal, of motion pictures for our theatre division; (2) the effects of increasing depreciation expenses and preopening and start-up costs due to the capital intensive nature of our businesses; (3) the effects of adverse economic conditions in our markets, particularly with respect to our hotels and resorts division; (4) the effects of adverse weather conditions, particularly during the winter in the Midwest and in our other markets; (5) the effects on our occupancy and room rates from the relative industry supply of available rooms at comparable lodging facilities in our markets; (6) the effects of competitive conditions in the markets served by us; (7) our ability to identify properties to acquire, develop and/or manage and continuing availability of funds for such development; and (8) the adverse impact on business and consumer spending on travel, leisure and entertainment resulting from terrorist attacks in the United States, the United States’ responses thereto and subsequent hostilities. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this Press Release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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THE MARCUS CORPORATION
Consolidated Statements of Earnings (Unaudited)
(in thousands, except per share data)

	13 Weeks Ended
	August 25, 2005	August 26, 2004
Revenues:
Rooms and telephone	$23,286	$18,617
Theatre admissions	28,747	32,116
Theatre concessions	13,656	14,971
Food and beverage	10,774	9,891
Other revenues	11,739	11,744

Total revenues	88,202	87,339
Costs and expenses:
Rooms and telephone	7,513	6,021
Theatre operations	21,963	24,254
Theatre concessions	2,943	3,224
Food and beverage	8,187	7,319
Advertising and marketing	5,170	4,227
Administrative	7,602	6,667
Depreciation and amortization	6,501	6,148
Rent	924	471
Property taxes	2,545	2,031
Preopening expenses	336	49
Other operating expenses	6,374	5,871

Total costs and expenses	70,058	66,282

Operating income	18,144	21,057
Other income (expense):
Investment income	1,883	346
Interest expense	(3,738)	(3,879)
Gain on disposition of property, equipment and
investments in joint ventures	2,983	966

	1,128	(2,567)

Earnings from continuing operations
before income taxes	19,272	18,490
Income taxes	6,956	7,304

Earnings from continuing operations	12,316	11,186
Discontinued operations:
Income (loss) from discontinued operations,
net of income taxes	(563)	6,959
Gain on sale of discontinued operations,
net of income taxes	3,736	--

	3,173	6,959

Net earnings	$15,489	$18,145

Earnings per share - basic:
Continuing operations	$0.41	$0.38
Discontinued operations	0.10	0.23

Net earnings per share	$0.51	$0.61

Earnings per share - diluted:
Continuing operations	$0.40	$0.37
Discontinued operations	0.10	0.23

Net earnings per share	$0.50	$0.60

Weighted average shares outstanding:
Basic	30,306	29,849
Diluted	30,688	30,144

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THE MARCUS CORPORATION
Condensed Consolidated Balance Sheets
(in thousands)

	(Unaudited)	(Audited)
	August 25, 2005	May 26, 2005
Assets:
Cash and cash equivalents	$ 283,847	$ 259,057
Cash held by intermediaries	4,110	28,552
Accounts and notes receivable	16,489	11,615
Refundable income taxes	--	871
Deferred income taxes	5,689	5,464
Real estate and development costs	4,487	4,985
Other current assets	4,667	4,856
Assets of discontinued operations	12,066	16,700
Property and equipment - net	430,910	399,923
Other assets	49,277	55,476

Total Assets	$ 811,542	$ 787,499

Liabilities and Shareholders' Equity:
Accounts and notes payable	$ 13,094	$ 17,785
Income taxes	5,941	--
Taxes other than income taxes	9,658	8,507
Other current liabilities	23,541	18,116
Current maturities of long-term debt	48,198	25,765
Liabilities of discontinued operations	5,747	9,514
Long-term debt	151,376	170,888
Deferred income taxes	27,475	26,614
Deferred compensation and other	18,341	16,649
Shareholders' equity	508,171	493,661

Total Liabilities and Shareholders' Equity	$ 811,542	$ 787,499

THE MARCUS CORPORATION
Business Segment Information (Unaudited)
(in thousands)

	Theatres	Hotels/ Resorts	Corporate Items	Continuing Operations Total	Discontinued Operations	Total
13 Weeks Ended August 25, 2005
Revenues	$44,254	$43,599	$349	$88,202	$499	$88,701
Operating income (loss)	11,683	8,280	(1,819)	18,144	(923)	17,221
Depreciation and amortization	3,167	3,034	300	6,501	35	6,536
13 Weeks Ended August 26, 2004
Revenues	$49,047	$37,973	$319	$87,339	$41,622	$128,961
Operating income (loss)	14,079	8,601	(1,623)	21,057	11,587	32,644
Depreciation and amortization	2,919	2,832	397	6,148	3,257	9,405

Corporate items include amounts not allocable to the business segments. Corporate revenues consist principally of rent and the corporate operating loss includes general corporate expenses. Corporate information technology costs and accounting shared services costs are allocated to the business segments based upon several factors, including actual usage and segment revenues.

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